Exhibit 99.1

Event ID: 2089428

Culture: en-US

Event Name: Q3 2009 The Mosaic Company Earnings Conference Call

Event Date: 2009-04-08T13:00:00 UTC

P:	Operator;;
C:	Christine Battist;The Mosaic Company;Director, IR
C:	Larry Stranghoener;The Mosaic Company;EVP, CFO
C:	Jim Prokopanko;The Mosaic Company;President, CEO
P:	Jeff Zekauskas;JPMorgan;Analyst
P:	Bob Koort;Goldman Sachs;Analyst
P:	David Silver;UBS Securities;Analyst
C:	Mike Rahm;The Mosaic Company;VP, Market Analysis, Strategic Planning
C:	Rick McLellan;The Mosaic Company;SVP, Commercial
P:	Eric Hansen;Citigroup;Analyst
P:	Don Carson;UBS;Analyst
P:	Vincent Andrews;Morgan Stanley;Analyst
P:	Steve Byrne;Banc of America/Merrill Lynch;Analyst
P:	Mark Gulley;Soleil Securities;Analyst
P:	Michael Piken;Cleveland Research;Analyst

+++ presentation

Operator: Good morning, ladies and gentlemen. Welcome to The Mosaic Company’s fiscal 2009 third quarter earnings conference call. At this time all participants have been placed in a listen only mode. The floor will be open for questions following today’s presentation. Your host for today’s call is Christine Battist, Director Investor Relations of The Mosaic Company. Please proceed, Christine.

Christine Battist: Thank you, Mary. Welcome to Mosaic’s fiscal 2009 third quarter earnings conference call. Joining us for the call this morning are Jim Prokopanko, President and Chief Executive Officer; Larry Stranghoener, Executive Vice President and Chief Financial Officer, and other members of the Mosaic Senior Leadership Team. We will be using presentation slides during the conference call today. You may view the slides simultaneously with the audio webcast. The slides are available on our website and may enhance our discussion but are not a requirement for the call. If you are unable to download the slides please contact me after the call and I’ll send the slides to you.

We will be making forward-looking statements during this conference call. The statements include but are not limited to statements about future financial and operating results. They are based upon management’s beliefs and expectations as of today’s date, April 8, 2009, and are subject to significant risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is included in our press release issued yesterday and our reports filed with the Securities and Exchange Commission.

This call is the property of Mosaic, any distribution, transmission, broadcast or rebroadcast in any form without the express written consent of Mosaic is prohibited. Now I’ll turn the call over to Larry.

Larry Stranghoener: Thank you, Christine, good morning and thank you all for joining us. I will start this morning by giving you an update on our current performance and near-term trends, then Jim will review the positive long-term outlook for Mosaic and the crop nutrients sector. There have been a number of factors impacting the crop nutrient industry as summarized on slide four. We have seen significant changes in buyer sentiment resulting from, among other factors, a decline in grain prices from record levels a year ago, a build up in inventories and distribution supply chains, the global economic downturn and the recalibration of the phosphate market primarily to reflect lower raw material input costs. This is a story you know well by now.

Despite these negative factors, we had a profitable quarter and preserved our strong financial position. Our third quarter results as shown on slide five were down from last year as we expected. Net earnings for the third quarter were $59 million, or $0.13 per diluted share. The primary drivers for third quarter results were significantly lower sales and production volumes and a decline in phosphate selling prices as demand for crop nutrients slowed.

Turning to business unit results as summarized on slide six, our Potash segment delivered healthy profits, though less robust than seen in the past several quarters. Higher selling prices were not enough to offset the sharp decline in sales volumes, the effects of lower operating rates, and net unrealized mark-to-market losses. Our average MOP selling price was $565 per tonne, an increase of $36 from our second quarter results. Operating earnings were $186 million down from $196 million in the same period last year.

Looking ahead, potash sales volumes will likely remain constrained until the annual China contract is signed. Fourth quarter sales volumes are expected to be comparable with third quarter levels. Gross margins continue to be impacted by the effects of significantly lower operating rates on fixed cost absorption and, with continued production reductions, we expect to have reduced our total potash production by nearly two million tonnes in fiscal 2009.

Our Phosphates segment posted weak results as we expected due to a fall off in demand and the decline in pricing. Phosphates had an operating loss of $124 million compared with operating earnings of $443 million in the same period last year. Gross margins were negative this quarter compared to 38% of net sales last year. This decline in gross margin was the result of selling through higher cost inventories at recalibrated selling prices, the impact of lower operating rates, and net unfavorable realized and unrealized derivative activity compared with the year ago. Note that the Phosphates loss did not include additional inventory write-downs as selling prices were about as anticipated in our second quarter write-down. The average DAP selling price for the quarter was $413 per tonne compared with $487 a year ago and $1083 last quarter.

Looking ahead, we expect fourth quarter phosphate sales volumes to be up from third quarter levels but below the strong fourth quarter levels a year ago. In response to improved market activity, we have increased phosphate production closer to normalized levels. With DAP selling prices currently in the mid- $300 per tonne range, fourth quarter gross profit is expected to be positive but will be adversely affected by higher costs, raw materials and finished products which remain in inventory. We expect lower cost raw materials to begin benefiting our gross margin in the latter half of the fourth quarter with more favorable impacts coming in the first quarter of fiscal 2010.

Our Offshore segment results were also weak. Due to further price reductions in certain countries in the third quarter, we sold product at a loss and it was necessary to record an additional inventory write-down. This led to the operating loss recorded in the Offshore segment. The Offshore gross margin is expected to remain weak until crop nutrient demand improves and high cost inventories are sold.

Note that this Offshore loss is somewhat offset by $85 million in profit in our Corporate segment. This amount largely represents the reversal of previously eliminated profit earned by our Phosphates and Potash segments on their intercompany sales to Offshore. This profit and inventory account is maintained in our Corporate segment and moves up and down based on the timing of Offshore sales to end customers.

The higher effective income tax rate in the quarter was due to the fact that no tax benefit was recorded on losses in Brazil, partially offset by the favorable effect of certain discrete items in the quarter. The year ago tax rate was favorably affected as a result of a statutory reduction in the Canadian federal corporate tax rate on deferred tax liabilities. We continue to expect an annual effective tax rate in fiscal 2009 in the low 30% range. Note that cash tax payments totaled $155 million during the quarter compared to our tax provision of $31 million primarily due to the timing of estimated tax payments. We currently expect to pay little or no cash taxes in the fourth quarter.

We are reaffirming our annual capital spending guidance for fiscal 2009 in the range of $800 million to $900 million. We are fully committed to our planned Potash expansions as we’re highly confident in the long term outlook for Potash and these are long lead time projects. As we have indicated before, however, we will continue to monitor the pace of our expansions in light of overall market conditions.

As for other guidance we have lowered our SG&A expense guidance for fiscal 2009 to a range of $320 to $340 million. We have remained diligent about controlling costs and managing our strong cash position despite the lull in demand for our products. Some of the specific steps we have taken include reducing operating rates, re-prioritizing and reducing capital spending, clamping down on expenses and restructuring our Brazil operations.

Of course, our substantial cash reserves give us much flexibility and position us to emerge from this downturn with our financial strength intact. We continue to believe that we have the best liquidity position among our peers with total cash of $2.5 billion and debt of $1.4 billion at the end of the quarter. Now I’ll turn it over to Jim for his thoughts about the outlook. Jim?

Jim Prokopanko: Thank you, Larry. Good day to all on the call and thank you for joining us this morning.

We are now more than half way through what is a challenging second half to our fiscal year. It was a tough third quarter as we expected with the fourth quarter forecasted to be slightly better. It’s important that I’m clear about our outlook at this specific point in time. Although the crop nutrient markets worldwide have seen a slowdown, this slowdown is transitory. We are in a self-correcting cycle because crop nutrient demand can only be deferred for so long before soil fertility is dramatically impacted. At Mosaic we have not wavered in our positive long-term outlook for agriculture, the crop nutrient business and a growing global demand for food.

The crop nutrient industry just endured one of the weakest fall application seasons on record. With an expected rebound this spring, we estimate U.S. nutrient use could decline approximately 10 to 15% this crop year with more pronounced declines in phosphate and potash usage than for nitrogen. The picture outside of North America is likely to be only modestly better. India and China are exceptions and appear immune from this global trend. Crop nutrient demand continues in these countries because of the population growth and their drive for food security.

The question is—What’s ahead of us? We’re seeing positive signs in the phosphate market. PhosChem has recently signed a large contract in India and in North America, product is starting to move from producers to dealers and from dealers to farmers. Pricing is still a challenge as dealers try to recoup higher inventory costs and farmers expect prices closer to current replacement costs. This has caused delays in purchasing and in some areas reductions in application rates. There are, however, encouraging signs of life and we are ramping up phosphate production in the fourth quarter.

The Potash business has yet to come out of its winter hibernation. Any of several catalysts will jump start this market. These include resolution of the annual China and India contracts, recovery in North American spring planting demand or a continued market improvement in Brazil.

We are maintaining our reduced potash production schedules into the fourth quarter in light of current lack of customer demand. Producers and distributors are expected to draw down the fully stocked global distribution pipeline this fiscal year. A recovery in nutrient demand combined with restocking to even modest levels will be bullish news for shipments in the upcoming fiscal year. We believe key importers will return to the market to recharge inventories during the second half of 2009.

Brazil should begin sourcing normal volumes of phosphate and potash around mid year or just prior to their peak planting season in third calendar quarter. In India and China, history suggests they will settle their 2009 potash contracts by mid year. Prospects in India remain solid due to continued demand for crop nutrients and their desire for food security. Demand prospects in China also look positive due to efforts to boost yields, secure food supplies, and revitalize rural areas. Producers are expected to ship hard into both these large markets during the second half of 2009.

Despite the downturn in the global economy, the USDA still projects that world grain and oilseed use will increase a solid 2.4% in the 2008/2009 crop year. Steady demand prospects coupled with growing concerns about 2009 acreage and yields has kept agricultural commodity prices at high levels. For example, 2009, 2010, and 2011 new crop corn prices are trading from $4.30 to $4.55 per bushel, extraordinary prices by historical standards.

These points underscore why the long term outlook remains intact and compelling. The record harvests of the last two years hold unprecedented amounts of nutrients from soils and lower application rates this crop year will only magnify the need to replenish soil nutrients. Grain and oilseed prices are expected to remain at attractive levels supporting strong farmer economics. This demand growth coupled with lower costs for key inputs such as diesel fuel and crop nutrients underpins a positive outlook for farm profitability and crop nutrient use. All of this provides a great opportunity for Mosaic.

In closing, I’d like to emphasize three key points about Mosaic and what we are doing to position ourselves for the coming market upturn.

First, Mosaic is well positioned in this industry with our vertically integrated operations, strong balance sheet and a global presence. Our global scale is unmatched due to our strength in Potash and Phosphates. In addition, our exceptional knowledge of markets worldwide from long-term demand trends into

China to what today’s farmer in Iowa needs to enhance his yield underscores Mosaic’s unique ability to capitalize on agricultural fundamentals.

Second, we are pulling the right levers to manage short-term uncertainty while keeping long-term value creation uppermost in our minds. In the short run, we are ensuring inventories remain at manageable levels. We are removing costs from our business. We are effectively managing risks and we’re working closely with our customers through this challenging period.

Finally, we’re making significant investments to expand our capacity in Potash and we are strengthening our Phosphates business through investments to increase efficiencies at our plants and our mines. In short, we’re continuing to push those value drivers designed to produce cash flow and generate return for shareholders.

As I said in my opening remarks, at this moment, we are in a self-correcting cycle because crop nutrient demand can only be deferred for so long. We remain confident in Mosaic’s long-term outlook and agricultural fundamentals remain positive because of continued global demand for food, fuel, and feed.

Now, we’ll be happy to take your questions.

+++ q-and-a

Operator: (Operator Instructions) Our first question comes from the line of Jeff Zekauskas, JPMorgan.

Jeff Zekauskas: Hi, good morning. I guess a couple of questions. You said that you thought that your potash shipments in the fourth quarter would be very similar to the third. Does that mean that you don’t expect an uptick in your North American demand in the fourth quarter or do you expect an uptick in North America which is offset by a decrease sequentially somewhere else?

Jim Prokopanko: Good morning, Jeff.

Jeff Zekauskas: Good morning.

Jim Prokopanko: What we’re facing is a reluctance by dealers to recharge their inventories. We do expect potash is going to move to the farm and that we believe that the pipeline will de-stock and get to lower levels. The sales that we have forecasted are largely going to be going into two markets, that’s going to be the North American market to recharge inventories that have been pulled down to the dealer level and secondly to some offshore markets that we currently have outstanding contracts with but principally it’s a North American directed movement.

Jeff Zekauskas: Right, but what I’m trying to say is that your third quarter North American volumes are seasonally low and one would expect sequentially a meaningful step up even in a weak market and then your shipment levels really shouldn’t be comparable but still, meaningfully better in the Fourth Quarter or is there something that I’m missing when you look at things on a sequential basis?

Jim Prokopanko: Jeff, we can be surprised here. We can just have a blockbuster Spring season. That’s not impossible, however we are seeing sentiment in the field where dealers aren’t prepared to recharge inventories. We can conceivably go into a pipeline that is empty come this summer season. So we’ll move some product and whatever gets moved will get applied but current buying behavior shows farmers are taking, applying as much as 30% less potash to the field. In addition dealers are not keeping their warehouses charged and so we’ll have an empty pipeline come June and our forecasts are the kind of volumes we’re talking about.

Jeff Zekauskas: And then lastly, why do you think there’s a divergence in North American DAP demand versus North American potash demand?

Jim Prokopanko: A couple of things. Prices have recalibrated on the phosphate side and have got to levels that look appealing to farmers and are closer to replacement levels—getting closer to replacement levels. On potash farmers believe that they can take—some farmers in some regions believe they can take a holiday on potash use. Farmers are anticipating that they can buy it and load up come the Summer or Fall season so they’re making a bet that they can buy lower later in the year.

Jeff Zekauskas: Okay, thank you very much.

Operator: Your next question comes from the line of Bob Koort from Goldman Sachs.

Bob Koort: Thank you. Good morning, guys.

Jim Prokopanko: Hello, Bob.

Bob Koort: The question would be on the, Jim, on the expected refill this summer into the dealer network in the United States, I guess a lot of guys bought into the Fall season and didn’t get the business they were looking for and in some cases we saw some write-downs of material. Do you worry at all that the buyer behavior towards fall inventory builds and application levels may have changed and therefore, you may still not see that pick up until we get closer to the spring a year from now?

Jim Prokopanko: Definitely, Bob, definitely the sentiment has become much, much more cautionary and I am seeing that dealers have, it’s going to be a matter of do they think there’s more upside than downside? Right now, I think the market is in balance with the, depending on what happens to grain prices, I think that’s going to be an important driver, that will be an important element to dealers making the judgment on how much they load up. I think the view is now that there is limited downside, not much risk in loading up the warehouses, and farmers similarly, if they start seeing grain prices move up, they are going to be eager to lay in phosphates at values that I’d suggest are pretty darn appealing. So possible that we can see a further delay, sometime in the second half we’re going to have product moving. I have little doubt of that.

Bob Koort: On potash pricing, it seems—?

Jim Prokopanko: I’m sorry, I should say some time in the first half we’re going to see, of the next fiscal year there will be strong demand for our phosphates.

Bob Koort: And on potash, it seems the financial markets are pretty fixated on this Chinese contract settlement as a benchmark for whether things are going to be getting better or not so good. Would you expect your same dealer customers are equally so fixated and so if we see a Chinese contract at parity or at premium from the last contract that will unleash buying demand or do you think it’s an independent event of what happens in North America?

Jim Prokopanko: Well, I think for the next four months—that’s three months—it’s going to be all eyes on China, China and India and that is going to set the tone for what the future pricing is, so I think until we get through that hurdle, there isn’t going to be a lot of decision-making made but right now, our plans have been to curtail our production until the demand returns and the market finds a price at which it’s going to clear the product.

Bob Koort: Great. Thanks very much.

Operator: Your next question comes from the line of David C. Silver, UBS Securities.

David Silver: Yes, good morning. Jim, I have a question, I guess, about the volume trends that you’ve commented on but I’d like to maybe talk about it slightly differently. When I look at your nine-month totals, I see that potash shipments are down 29% and phosphate shipments are down 34% and I think just sticking with potash, Potash Corp probably has similar declines, we know at least one or two of the Former Soviet Union producers have severe declines. So in your opinion, I know you’re talking about de-stocking and whatnot, but aren’t we really into, in your opinion, I mean, are these declines now extending maybe nine months, are they really just flat out unsustainable, and why do you think it’s been able to go on this long for a product that you’ve said many times is essential and can be delayed but not ignored?

Jim Prokopanko: I’ll make some opening comments and then I’ll ask Mike Rahm, Dr. Rahm to add some of his quantitative views on the matter. Both potash and phosphates are nutrients that reside in the soil for a period of time and they are available to the plant over a couple of years, unlike nitrogen that is gone from the soil, the year after you use it. The world has just now produced two or three, I think it is, consecutive record harvest years, and that’s removed a lot of nutrients from the soil so farmers that have kept their soil nutrient levels at maximum or high levels, they can in fact afford a bit of a holiday on that application rate. While they are doing that and producing record yields, they are taking off record amounts of nutrients from that soil and you can defer for maybe a season or perhaps where you have very high rates a little more than a season but after that, it’s not there. It’s gone. As you remove the crop you’re removing nutrients and it’s simply a matter of time and a matter of what level of nutrient level you started at before you get to points where you are affecting the yield of the crop, and today when you have these high, high performance hybrids that are being applied and farmers are paying in the case of corn upwards of $100 an acre to take a chance of not feeding that high performance crop the diet they need in crop nutrients you’re just short changing yourself as a business person.

So we really do believe that this is after a couple of years of high nutrient application rates some farmers that have been very diligent about applying those high level rates say ‘I’m going to take a break’ and they will take their chances if there isn’t a weather event or some disruption in the growing patterns that will be exacerbated by low crop nutrient use. So there’s no doubt in my mind that this will come back to the historic levels we’ve experienced these last couple years. Mike, do you want to add to that?

Mike Rahm: I can add a couple of things, Jim. I think as we’ve talked before, the distribution pipeline worldwide is a very long and large pipeline and the swings in that can be very, very large. Just to give you a few numbers, in the case of the United States, we expect that phosphate usage this year could be down 10 to 20%. We think potash usage could be down roughly 20 to 30%, yet shipments of phosphate year-to-date through the first seven months of the fertilized year are down about 40% as are potash shipments and we think for the year, they could be down by a similar magnitude reflecting the potential drawdown of the distribution pipeline and when you look around the world, similar trends or developments are taking place elsewhere, Brazil is a good example where last year, shipments dropped about 9%, 2.2 million tonnes.

Through the first seven months of 2008 in Brazil shipments were up almost 20% so there’s been a real sharp decline in shipments since the fourth quarter in Brazil and for 2009, we expect fertilizer use in Brazil will probably be flat with 2008. A few encouraging signs are coming from Brazil but there’s been very little movement or activity in Brazil year-to-date. So we expect once that pipeline is empty that you’re going to see a pretty sharp snap back in shipments.

David Silver: Okay, and if I could just follow-up maybe just focus on the North American market, we’ve had a prospective plantings report come out that basically says almost the same amount of corn would be planted this year, almost the same amount of soy is expected to be planted versus one year ago, yet for nine months here, 40% drop in North American phosphate shipments and 47% drop in potash, and I’m wondering how much of this is farmers’ anxious to pay high prices for top hybrids and (inaudible) turn around and skimp on fertilizer and in my opinion, I think something is happening at the dealer level where dealers who have this high cost inventory are just not processing it or there’s a disruption or a dislocation at that level. I mean, in your opinions, this might be for Mike or I don’t know, even Rick McLellan, how much of it is farmers anxious to mine the soil and how much might be caused by dealer turmoil or even some other issues?

Jim Prokopanko: I’ll turn that over to Rick McLellan, our Senior Vice President of Commercial to handle that question, David.

Rick McLellan: Good morning, David. Very good question. I think that what we’ve seen is we’ve described it as a standoff between the dealer and the farmer that has to do with the inventory that the dealer may own, so that’s part of what’s slowing things down. The second part is during times when prices were increasing, dealers kept their bins full. Now they want to have them empty coming out of spring both for phosphate and potash and that’s what Mike talked about. The de-stocking of the pipeline. So we’re seeing a little bit of both but it really is, the move to empty out inventories and we could be very pleasantly surprised on movement this spring but right now, the sentiment isn’t that it’s going to happen and that sentiment is coming from our dealer customers.

David Silver: Thank you.

Operator: Your next question comes from the line of P.J. Juvekar from Citigroup.

Eric Hansen: Hi, this is actually [Eric Hansen] in for P.J. You mentioned that fourth quarter volumes in phosphates should be up sequentially but down year-over-year but you increase phosphate production close to normalized levels. Do you plan on warehousing a significant amount of phosphate inventory since raw material prices have dropped substantially?

Larry Stranghoener: It’s Larry here, Eric. We are going to be ramping up production because of the increased market activity that we are seeing. Of course, part of that is the very large contract signed with India against which we are shipping and will be shipping aggressively in the fourth quarter, and so we are ramping up production to meet what we perceive to be market needs in the fourth quarter and beyond. We continue to have relatively high inventories but those are being drawn down. They are lower at the end of the third quarter than they are at the end of the second quarter and we project that they will continue to be drawn down even as we ramp up production.

Eric Hansen: Okay, could you tell us what current operating rates are for P and K and what they were in 3Q?

Larry Stranghoener: We don’t disclose operating rates specifically but in the third quarter, you should assume that our operating rates were in line with overall industry operating rates which were below 50%. Our production rates remain very constrained in potash and we are beginning to ramp up in phosphate to something approaching normalized levels though we won’t reach full capacity levels we don’t expect in the fourth quarter.

Eric Hansen: Okay, thank you.

Operator: Your next question comes from [Don Carson], UBS.

Don Carson: Thank you. A couple questions. First, getting back to this issue on application rates, I guess this is more for Mike. Mike, farmers have been mining the soil for a few years now and aren’t seeing any impact on their yields. Do you think that better genetics are perhaps reducing the need for the old application rates that they used to have and in fact, we’re at a new paradigm for application rates going forward? And then secondly, if you could just comment a bit more, you said you see positive trends in Brazil because it appeared that Brazil buying early and largely being out of the market last Fall in P and K is really what triggered a lot of the current downturn that we’ve been seeing, so perhaps you could just comment on both Brazilian grower economics and what you see in the pipeline down there?

Mike Rahm: Okay, thanks, Don. In terms of application rates in North America, farmers have become more efficient in terms of their P and K use and I think some of that may be due to what you mentioned as far as seed genetics but I think it’s also part of simply better agronomic practices and technology that are available. But I think what’s interesting in this year is that we’re projecting that U.S. nutrient use could be down 10 to 15% with P and K use being down much more than that, and overall, that is the largest one year drop in nutrient use in the US since the 1982, ’83 PIK year, and in the PIK year, there was—farmers took out 40 million acres of land, 22 million acres of corn and the decline was simply due to the fact that they were planting less acres and not applying fertilizer on those acres. The big drop this year is coming largely from application rates, and I think that it’s a much different scenario and one which we’ll see how it plays out in terms of potential yield consequences.

Maybe there’s an example in South America where we saw 9% drop in fertilizer use in Brazil and a 29% drop in fertilizer use in Argentina, and certainly, the weather there did not cooperate but the reduction in the amount of technology applied to those crops certainly may have exacerbated the drought situation there. So, it’s a situation, I think, people are going to be more and more interested and concerned about as far as what are the potential impacts of these cutbacks on yields in 2009.

In the case of Brazil I can make a couple of comments and maybe Rick or others want to comment as well. As I mentioned, while usage in Brazil is down 9% for the year, during the last five months of the year I think it was down something like 40% after being up 20% during the first seven months of the year, and activity has not really picked up. The reports we’re getting are that we are seeing pipeline drawn down there, the Safrina crop, the application for that was I think better than expected by and large, and the fact that soybeans are trading north of $9 and recently approaching $10 coupled with a Real that’s trading at 2.3 has made farmer soybean economics in Brazil quite good and that has stimulated some selling of soybeans, forward selling of soybeans and buying of fertilizer, so that’s the positive signs that we’re seeing in Brazil. Rick, you may want to comment.

Rick McLellan: Yes, I think that the overall Brazil business or Brazil fertilizer business itself went into January with very high inventories. Those inventories are getting worked down and we’re starting to see some positive inventories especially this week where Canpotex was in Brazil last week and sold two vessels of potash for that $750 per tonne price. Those are positive indications and Mike has hit at the ratio for barter, a tonne of fertilizer to soybeans is working out very positive and we are seeing people buying fertilizer for this October’s planting.

Don Carson: And then just one follow-up for Jim, and this gets to Canpotex and the China contract. Jim, you know this is I guess the third time or second time in three years we’ve seen a delayed contract, a significant delay. Are there any thoughts on Canpotex’s part to move away from an annual contract with China given how disruptive it is to the marketplace?

Jim Prokopanko: I guess individually, I can’t speak for others in Canpotex but it makes you wonder. That said, China is still very committed to having a long term understanding about North American producers, Canadian producers being major suppliers and it does challenge the model that we’re going to be long-term suppliers and they are going to be reliable long term customers going to something that’s closer to we’re in the market, we’re out of the market isn’t going to fly. So if that encouraged, Canpotex looks at that, but this is a commercial arrangement and we each have our turn at bat and I think we’re going to continue to look at China as a important, reliable, long-term customer and they are going to rely on Canadian producers as important, reliable suppliers and we’ll work through this and there will be good days and bad days—good years and bad years for each of us and in the end it balances out. China is an important customer. We want to keep China as a customer and as a supplier definitely would prefer that it was nice, even shipments over the year, month by month but it is what it is and this will work out.

Don Carson: Okay, thank you.

Operator: Your next question comes from the line of Vincent Andrews of Morgan Stanley.

Vincent Andrews: Thank you. Just to follow-up on China you mentioned that you expected resolution by mid year which I assume you meant as late as June 30. That’s a different time frame than I think some people expect. Could you maybe discuss how you get to that date and what level of tonnage you might be expecting to come out of China, why you think they can wait that long and why can’t they wait longer? If you give us your latest thoughts on that issue it would be helpful.

Jim Prokopanko: Well, the Chinese are going to buy when the Chinese want to buy. We would like to sell to them sooner but they are going to play their hand for their interests. Why June? Well, historically, it’s not gone much in the worst of cases, not gone much beyond the middle of the year, and it could happen sooner, I would think it would be wise that it gets going sooner, so before the end of the year, whether it’s May or whether it’s June, it’s going to be one or the other, and I don’t think it’s going to go much beyond that. As far as the numbers in why we believe that, looking at the in country numbers of potash inventories, we think they are getting to the point that they will be emptying out their pipeline and anything beyond June is too late for them to order product, and they, without shorting the dealers close to the farmers.

Vincent Andrews: I guess my follow-up to that would be and I guess what I’m trying to get a better sense from you is that if the U.S. farmer is going to use 30% less potash this year, can you talk around the issues of why the Chinese farmer can’t or shouldn’t use 30% less potash year-over-year?

Jim Prokopanko: I don’t believe that the potash producers have been applying at the maximum, at the higher rates that we’ve seen in North America. Both India and China have had an issue on the agronomics where they’ve not had balanced nutrition. They apply too much nitrogen that is out of balance with the amount of phosphate and potash they should be using. North American farmers have been using soil testing practices for much longer and I think they have a better balance of N, P and K. China is at more at the sustainable levels of potash that if they go below, it will impact yields and by extension workers in China. I know and I was there just in the last couple, in the last month, and went to some of the farmer meetings where their agronomists in their white lab coats explained to farmers the value of soil testing and right crop nutrition and right nutrient balance. So I don’t think they have the room to pull-down on their potash nutrients in the Chinese farms or the Indian farms for that matter.

Vincent Andrews: And lastly could you just share with us what your estimate is of in country potash inventory in China?

Jim Prokopanko: Mike, do you want to go through that right now?

Mike Rahm: Well, there’s two components to that. There are the port inventories that are visible and counted pretty regularly and at this point we think there’s probably 1.6 million tonnes approximately at port and then beyond the port in the supply chain it gets a lot more foggy as far as that estimate goes, but there’s probably, I guess a number in the 2 million to 3 million-tonne ranges is a guess at this point, and given their usage and you apply the math as Jim noted by mid year, we think that with what they produce domestically and what’s available in the pipeline by about mid year, they are going to pull that pipeline down and be very serious about re-stocking.

Jim Prokopanko: And I’d add to that, that will be the same time that North American pipeline is pretty close to empty, that we’ll have low stocks in Latin American pipelines, and India will have drawn down their reserves. Everybody waiting to better their position and we could have North American, Latin America, India and China all, with cupboards bare saying okay, it’s time to get some potash and in the meantime, the major producers in the world have curtailed production so it can get pretty tight, pretty quickly.

Vincent Andrews: Okay, thank you very much.

Operator: Your next question comes from the line of Steve Byrne, Bank of America/Merrill Lynch.

Steve Byrne: Hi, Jim. In the corn belt, the potash market remains dormant. Are you more apt to let the market determine what that clearing price should be to move the channel inventory out or might you take some pricing action to stimulate that demand?

Jim Prokopanko: Steve, good morning. Good question. The market, you’re right in the opening comment, the market and I mean at the dealer/farmer level will determine what that price is. I don’t believe that dropping the price today is going to sell one more pound of potash. Farmers have either made up their mind or they are still making up their mind on how much they are going to apply as well as I don’t think they are very far along deciding if they are going to plant corn or beans. So there’s just a lot of—the sentiment is that they just don’t know. So I don’t think a price change at the manufacturer level is going to move more product into the retail level or dealer level and in fact I think that would just create more confusion. So we’ll let dealers and farmers figure out what that market clearing price is and the market producers will respond accordingly.

Steve Byrne: And how much of the reservation do you think the growers have right now about making purchases on potash is just due to expectation that the price is going to come down? And if that’s an important issue, do you see it as a constructive move that in international markets, you’ve seen quite a few orders here in just the last week or two at around the $750 a tonne mark, does that give you some confidence that that is becoming a clearing price internationally and thus gives a little visibility about where pricing is headed from here?

Jim Prokopanko: Yes. The first comment you made, Steve, was correct. I think farmers generally believe that their cost of potash could be lower later in the summer or in the fall so they are going to take their chances and mine the soil a little bit. At the same time and as I just said previously, everybody is waiting to pick off the bottom and in the meantime the cupboards are going to be bare and we’re starting to see the first signs of that with Latin American sales at $750. We had some recent sales into Indonesia/Malaysia I believe in the similar kind of levels so people are willing to buy it at that price and if North American farmers choose to pass on that market, so be it. But the price looks to be holding in the rest of the world.

Steve Byrne: Okay, and then just lastly, in your Offshore business, if I just look at operating income in the last four years, you’ve had about a 1% margin in that business. Is that business worth it to you to have the outlet for product, being that you having to take on currency and inventory valuation risk? Is it worth it to have that business?

Jim Prokopanko: Rick, why don’t you speak to that question.

Rick McLellan: It really is a good question, Steve, but frankly for us, having an outlet to go with our production that we can place product has a very positive impact and as Mosaic, we look at it more as an end-to-end margin, the impact on our production all the way through to the impact on the margins that we get from being in that business, and it has had some very big swings but we’re still confident it’s a very viable outlet for ourselves.

Steve Byrne: Thank you.

Operator: Your next question comes from Mark Gulley, Soleil Securities.

Mark Gulley: Good morning guys. I got a couple questions. First of all with respect to your potash capacity expansion plans, a little bit confused as to why you’re holding the line there. Wouldn’t it be cheaper from a net present value perspective to make product now and defer or delay putting steel into the ground?

Jim Prokopanko: Mark, you’re saying why don’t we produce now and stockpile or inventory the product?

Mark Gulley: Sure. The net present value perspective doesn’t that pencil out better than building on track?

Jim Prokopanko: Well, one of the reasons we’ve deferred our, or curtailed production is that we are limited with inventory. We only have so much capacity. We could probably store something in the range of six weeks of production, maybe eight weeks of production, so this is all stored under cover, big, large facilities adjacent to good logistic systems whether it’s the river or the rail or highways, and so there’s only so much product that you could store and that’s something like six weeks of product so beyond that, we can’t store this product.

Larry Stranghoener: Mark, it’s Larry. I would add, these potash expansion projects are long-term investments that we’re making based upon our assessment of the very favorable long term supply and demand dynamics in the potash market. What we’re going through right now we believe is an anomaly and the investments we’re making are based upon again our very favorable long term view of this market and we think these investments will stand the test of time.

Mark Gulley: Okay, thanks for that. If I could switch gears for a second this question is really for Mike I think. Mike are you prepared to make a call at this juncture as to whether or not these much lower application rates will impact soy and corn yields significantly?

Mike Rahm: Well, that’s a question we’ve been getting for the last six months, and we’ve actually put that to our agronomic team and they’ve hired an outside agronomic consulting company to come in and actually do some work and I think we’ve shared those results at investor conferences and so forth, and we really think there are two different categories of farmers, those that sort of maintain high levels of P and K soil fertility and in those instances, as Jim and others have mentioned, you may take a one year holiday and not have a dramatic impact on yields. Obviously those farmers tend to be maybe a little bit older farmers who have owned their land and maybe a better or stronger balance sheet, and so forth.

The other category are those that maintain lower P and K soil levels and if they do not replenish, the results of this analysis would suggest that there clearly are yield impacts, and I forget the exact numbers but an overall 10% decline in P and K use in that situation results in a five bushel or so per acre drop in yield, so we do believe that if we see these kinds of cutbacks in application rates that for a certain segment of U.S. farmers that there clearly will be a potential yield impact and as I think Rick mentioned before, maybe Jim, farmers are spending lots or investing lots of working capital with very high-tech seed, herbicides and so forth and to cut back on application rates is a very difficult decision I would think at the farm level.

Mark Gulley: And finally, if I may for Larry. If we assume that application rates on farm get back to normal for fertilizer year 2010, how long will it take for Mosaic to get back to normal with respect to your shipments and then back to normal with respect to your production?

Larry Stranghoener: Mark, I think it goes back to the questions earlier about the emptying of the supply chain and how quickly demand might recover and I think Jim laid out the case pretty clearly that cupboards are going to be bare throughout the world by this Summer or early November, and or early Fall and should that happen and should the world suddenly realize that it needs more potash and phosphate, we will be prepared to respond very, very quickly. As we’ve noted already we’re ramping up phosphate production and we’re cautiously optimistic that we’ll continue down that path as we start the new fiscal year and we’re looking for the signals to ramp up potash production again but we can get into a full production mode quite quickly when demand materializes again, as it will.

Mark Gulley: Thanks, Larry.

Operator: Our next question comes from Michael Piken, Cleveland Research.

Michael Piken: Good morning. I just wanted to touch base with you on a couple of things. Number one do you have a current outlook for, in terms of China and what they are going to do in terms of their DAP exports for 2009 and are you expecting that they are going to lower the tax rate 10% after the Spring planting season?

Jim Prokopanko: The Chinese have been very rigorous about their export program and enforcing it and we’ve seen that particularly the last couple months, I think that it’s, a reduction in duties will be, on the phosphate will be coming in June and July I believe, and we think they will follow through with that and not do anything out of what has been published on their tariff program. We expect that Chinese exports will be something in the range of 2.5 to perhaps as high as 3 million tonnes of phosphate this year. Last year, I think it was MAP and DAP 1.7 million tonnes so we have factored in them increasing their phosphate exports but I don’t think it’s going to be a change to the program beyond the two months reduced tariffs, four months higher tariffs and then going through that throughout the year. Mike do you have anything to add to that?

Mike Rahm: No, if you put it in perspective in 2007 they export about 4 million tonnes of DAP and MAP, dropped, as you mentioned, to 1.7 and somewhere in the 2.5 million to 3 million-tonne range is what we expect in 2009.

Michael Piken: Okay, great.

Jim Prokopanko: Three years ago, they exported over 5 million tonnes and we’ve seen on the way to this new tariff program there’s been some leakage but in this last year, they’ve gotten serious about enforcing the rules and the laws around that.

Michael Piken: Great. And then looking at the other side of the equation, with respect to India, and your outlook for how much more DAP/MAP they need to buy and with respect to them reaching an acid contract not too long ago kind of what’s your outlook for India imports of DAP/MAP and then if you even throw in acid, just where are they in terms of their needs?

Mike Rahm: No, the demand, Mark this is Mike. The demand outlook in India remains extremely robust. We expect that their DAP/MAP imports in calendar year 2009 will be in that 6.6 plus million tonne range and that’s a result of continued demand growth for phosphate and DAP use and continued moderate increases in their domestic fabrication of DAP based on imported rock and acid.

Jim Prokopanko: Okay, with that, we’re going to conclude our question and answer session. I’d like to remind each of you that we continue to have a great deal of confidence in the long-term outlook for our business and the need to produce more food has not abated. The world is not getting less hungry. Mosaic is playing a significant role in meeting this demand to produce more food and is best positioned to create value for our shareholders and customers for years to come. With that, thank you very much. Have a great day.

Operator: Thank you for your participation in today’s conference. This concludes the presentation and you may now disconnect. Have a great day.